Exhibit 99.1
NEWS RELEASE
FOR MORE INFORMATION, CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2006 THIRD QUARTER RESULTS
TROY, Mich. (October 19, 2006) — Flagstar Bancorp, Inc. (NYSE:FBC), today reported 2006 third quarter net earnings of $20.8 million, or $0.32 per share — diluted, an increase from the 2005 third quarter net earnings of $9.5 million, or $0.15 per share — diluted. For the nine months ended September 30, 2006, net earnings totaled $68.3 million, or $1.06 — diluted, an increase from $57.0 million, or $0.89 per share — diluted, for the same period in 2005. On a linked-quarter basis, net earnings declined from $0.44 per share — diluted in the 2006 second quarter. Return on equity for the third quarter and year to date 2006 were 10.10% and 12.23%, respectively, as compared to 5.03% and 10.19% for the same periods in 2005.
Balance Sheet and Capital Adequacy
Consolidated assets were $15.1 billion at September 30, 2006, unchanged from December 31, 2005. The regulatory capital ratios of Flagstar Bank, our wholly owned subsidiary, were 6.5% core capital and 11.5% risk-based capital at September 30, 2006. Flagstar Bank was considered “well-capitalized” for regulatory purposes at September 30, 2006.
Net Interest Margin
The consolidated net interest margin for the third quarter of 2006 was 1.54%, as compared to 1.49% for the second quarter of 2006 and 1.72% for the third quarter of 2005. For the nine months ended September 30, 2006, the consolidated net interest margin was 1.57% as compared to 1.85% for the nine months ended September 30, 2005.
The net interest margin, at the Flagstar Bank level, for the third quarter of 2006 was 1.67%, as compared to 1.57% for the second quarter of 2006 and 1.84% for the third quarter of 2005. For the nine months ended September 30, 2006 Flagstar Bank’s net interest margin was 1.65%, as compared to 1.90% for the nine months ended September 30, 2005.
Retail Banking Operations
Flagstar Bank had 146 branches in operation at September 30, 2006. As of September 30, 2006, the Bank had nine branches in Georgia, including four branches that opened in 2006. “We are pleased with our growth in the Georgia retail banking market over the past year,” said Mark Hammond, chief executive officer. “We opened our first Georgia branch just last year and the growth since then is in line with our expectations.” As of September 30, 2006, the Georgia branches had approximately $89.0 million in retail deposits.

Mortgage Banking Operations
Loan production for the third quarter 2006 was $4.8 billion, including $4.6 billion of residential loans, as compared to $5.3 billion, including $4.9 billion of residential loans, respectively, during the second quarter of 2006. Gain on sale spread was 4 basis points during the quarter ended September 30, 2006 as compared to 20 basis points for the second quarter of 2006 and 17 basis points for the 2005 third quarter. For the nine months ended September 30, 2006 and 2005, gain on sale was 19 basis points and 26 basis points, respectively.
During the third quarter of 2006, Flagstar sold servicing rights related to underlying loans of $10.7 billion as compared to $9.9 billion during the second quarter of 2006. There were no sales during the third quarter of 2005. This resulted in a gain on sales of servicing rights of $45.2 million in the third quarter of 2006 as compared to $34.9 million in the second quarter of 2006. Sales of servicing rights totaled $22.9 billion for the nine months ended September 30, 2006 and $2.5 billion during the same period in 2005, with gains on sales of $88.7 million and $7.0 million, respectively. “These transactions reflect the strategic nature of our MSR sales, which we have historically engaged in and which form an integral part of our overall business model,” said Mr. Hammond.
At September 30, 2006, Flagstar’s mortgage servicing portfolio totaled $14.8 billion with a weighted average service fee of 34.6 basis points, a decrease from $22.4 billion at June 30, 2006 with a weighted average servicing fee of 35.6 basis points. The decrease is the result of the bulk sale that occurred during the third quarter. The capitalized value of Flagstar’s servicing portfolio was $150.7 million, or 1.02% of the outstanding balance of loans serviced for others, at September 30, 2006 with an estimated market value of $180.0 million. This compares to the capitalized value of $231.0 million, or 1.03%, at June 30, 2006 with an estimated market value of $328.7 million.
Asset Quality
Charge-offs of loans during the third quarter of 2006 decreased to $4.7 million from $6.5 million during the second quarter of 2006. Non-performing loans totaled $55.5 million at September 30, 2006, an increase of $5.5 million as compared to $50.0 million at June 30, 2006. Seriously delinquent loans (90 days and over) as a percent of loans held for investment increased to 0.62% at September 30, 2006, from 0.53% at June 30, 2006. At September 30, 2006, 91.9% of non-performing loans were secured by first or second mortgages on single-family homes. Flagstar increased its allowance for loan losses during the third quarter to $42.7 million, or 0.48% of loans held for investment at September 30, 2006, from $39.6 million, or 0.42% of loans held for investment, at June 30, 2006. Single-family residential first mortgage loans held for investment at September 30, 2006 had an average FICO credit score of 720 and an average original loan-to-value ratio of 73%.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Friday, October 20, 2006 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by email to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s website, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (719) 457-2727 or toll free at (800) 474-8920, passcode: 4342623.

Flagstar Bancorp, with $15.1 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. Flagstar currently operates 146 banking centers located throughout southern Michigan, Indiana and Georgia and operates 85 loan centers in 22 states. Flagstar Bank originates loans nationwide and is one of the nation’s top 30 originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(in thousands, except share data)
(unaudited)

	At or for the three months ended			At or for the nine months ended
Summary of the
Consolidated Statements of	September 30,	June 30,	September 30,	September 30,	September 30,
Earnings	2006	2006	2005	2006	2005

Interest income	$205,557	$192,648	$185,391	$589,503	$514,628
Interest expense	(151,929)	(141,910)	(124,617)	(426,462)	(330,202)

Net interest income	53,628	50,738	60,774	163,041	184,426
Provision for losses	(7,291)	(5,859)	(3,690)	(17,213)	(12,840)

Net interest income after provision	46,337	44,879	57,084	145,828	171,586
Non-interest income
Loan fees and charges, net	2,146	1,239	3,587	4,996	9,422
Deposit fees and charges	5,080	5,692	4,356	15,584	12,333
Loan servicing fees, net	7,766	309	(1,913)	12,430	5,701
Gain on loan sales, net	(8,197)	9,650	3,426	18,538	45,351
Gain on MSR sales, net	45,202	34,932	492	88,719	7,002
Net loss on securities available for sale	(2,144)	—	—	(5,701)	—
Other income	4,485	9,750	10,819	23,966	31,388
Non-interest expenses
Compensation and benefits	(41,715)	(38,758)	(37,231)	(120,346)	(113,263)
Commissions	(18,405)	(20,911)	(25,867)	(56,283)	(69,834)
Occupancy and equipment	(17,749)	(16,748)	(16,431)	(51,405)	(51,384)
General and administrative	(9,242)	(10,957)	(11,348)	(30,070)	(34,647)
Other	(4,829)	(750)	(6,321)	(11,464)	(18,785)
Capitalized direct cost of loan closing	23,087	25,770	33,970	70,291	93,888

Earnings before federal income tax	31,822	44,097	14,623	105,083	88,758
Provision for federal income taxes	(11,070)	(15,457)	(5,163)	(36,780)	(31,720)

Net earnings	$20,752	$28,640	$9,460	$68,303	$57,038

Basic earnings per share	$0.33	$0.45	$0.15	$1.08	$0.92
Diluted earnings per share	$0.32	$0.44	$0.15	$1.06	$0.89
Dividends paid per common share	$0.15	$0.15	$0.25	$0.45	$0.75
Interest rate spread — Bank only	1.44%	1.34%	1.63%	1.44%	1.69%
Net interest margin — Bank only	1.67%	1.57%	1.84%	1.65%	1.90%
Net interest spread — Consolidated	1.47%	1.41%	1.68%	1.48%	1.74%
Net interest margin — Consolidated	1.54%	1.49%	1.72%	1.57%	1.85%

Return on average assets	0.55%	0.76%	0.25%	0.60%	0.52%
Return on average equity	10.10%	14.46%	5.03%	12.23%	10.19%
Efficiency ratio	63.77%	55.52%	77.54%	61.97%	65.63%

Average interest earning assets	$13,814,697	$13,650,019	$14,053,098	$13,855,673	$13,304,485
Average interest paying liabilities	$13,461,132	$13,427,419	$13,728,860	$13,596,972	$12,963,161
Average stockholders’ equity	$821,699	$791,998	$752,608	$744,394	$746,627
Equity/assets ratio (average for the period)	5.46%	5.22%	4.95%	4.93%	5.14%

Ratio of charge-offs to average loans held for investment	0.18%	0.23%	0.16%	0.25%	0.18%

Summary of the Consolidated
Statements of Financial Condition:

	September 30,	June 30,	December 31,	September 30,
	2006	2006	2005	2005

Total assets	$15,120,025	$15,225,864	$15,075,430	$15,457,045
Loans held for sale	3,286,263	2,817,428	1,773,394	1,630,527
Loans held for investment, net	8,881,437	9,387,460	10,537,331	11,666,645
Allowance for loan losses	42,744	39,606	39,140	35,898
Servicing rights	150,663	230,984	315,678	354,185
Deposits	8,212,773	7,843,249	7,979,000	8,161,415
FHLB advances	4,517,308	4,290,000	4,225,000	5,373,279
Repurchase agreements	734,495	1,145,578	1,060,097	—
Stockholders’ equity	815,012	803,944	771,883	746,147

Other Financial and Statistical Data:

Equity/assets ratio	5.39%	5.28%	5.12%	4.83%
Core capital ratio	6.52%	6.39%	6.26%	5.99%
Total risk-based capital ratio	11.52%	11.15%	11.09%	10.44%

Book value per share	$12.82	$12.65	$12.21	$11.96
Shares outstanding	63,571	63,529	63,208	62,368

Loans serviced for others	$14,829,396	$22,379,937	$29,648,088	$31,282,929
Weighted average service fee (bps)	34.6	35.6	34.7	35.1
Value of servicing rights	1.02%	1.03%	1.06%	1.13%

Allowance for loan losses to non performing loans	77.1%	79.2%	60.7%	69.6%
Allowance for loan losses to loans held for investment	0.48%	0.42%	0.37%	0.31%
Non performing assets to total assets	1.05%	0.99%	0.98%	0.86%

Number of bank branches	146	145	137	129
Number of loan origination centers	85	87	101	105
Number of employees (excluding loan officers & account executives)	2,559	2,548	2,405	2,414
Number of loan officers and account executives	491	530	689	790

Flagstar Bancorp, Inc.
Loan Originations
(in millions)
(unaudited)

	For the three months ended						For the nine months ended
	September 30,		June 30,		September 30,		September 30,		September 30,
Loan type	2006	%	2006	%	2005	%	2006	%	2005	%

Residential mortgage loans	$4,634	95.9	$4,901	93.2	$8,306	94.4	$13,883	94.0	$22,623	94.7
Consumer loans	113	2.3	194	3.7	350	4.0	486	3.3	920	3.8
Commercial loans	87	1.8	165	3.1	140	1.6	399	2.7	354	1.5

Total loan production	$4,834	100.0	$5,260	100.0	$8,796	100.0	$14,768	100.0	$23,897	100.0

Gain on Loan Sales
(in thousands)
(unaudited)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Description	2006	2006	2005	2006	2005

Net gain on loan sales	($8,197)	$9,651	$3,426	$18,538	$45,351
Plus: FASB 133 adjustment	8,248	(3,337)	7,014	(471)	(1,987)
Plus: secondary market reserve	1,626	1,420	1,518	4,052	3,980

Gain on loan sales	$1,677	$7,734	$11,958	$22,119	$47,344

Loans sold	$4,045,915	$3,964,625	$6,983,384	$11,904,611	$18,312,923

Sales spread	0.04%	0.20%	0.17%	0.19%	0.26%

Loans Held for Investment
(in thousands)
(unaudited)

Description	September 30, 2006		June 30, 2006		December 31, 2005		September 30, 2005

First mortgage loans	$6,427,010	72.0%	$7,091,818	75.2%	$8,248,897	78.0%	$8,901,744	76.1%
Second mortgage loans	589,860	6.6%	470,885	5.0%	700,492	6.6%	532,760	4.6%
Commercial real estate loans	1,260,338	14.1%	1,210,212	12.8%	995,410	9.4%	888,051	7.6%
Construction loans	64,014	0.7%	62,847	0.7%	65,646	0.6%	66,811	0.6%
Warehouse lending	203,187	2.3%	190,466	2.0%	146,694	1.4%	242,541	2.1%
Consumer loans	365,289	4.1%	389,167	4.1%	410,920	3.9%	1,064,199	9.1%
Non-real estate commercial loans	14,483	0.2%	11,670	0.1%	8,411	0.1%	6,437	0.1%

Total loans held for investment	$8,924,181	100.0%	$9,427,065	100.0%	$10,576,470	100.0%	$11,702,543	100.0%

Deposit Portfolio
(in thousands)
(unaudited)

Description	September 30, 2006		June 30, 2006		Dec. 31, 2005		September 30, 2005
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
	($ ’000)	(%)	($ ’000)	(%)	($ ’000)	(%)	($ ’000)	(%)

Demand deposits	$351,233	0.85	$340,843	0.75	$374,816	0.60	$336,976	0.64
Savings deposits	159,769	1.61	184,103	1.65	239,215	1.52	293,704	1.61
Money market deposits	620,019	3.98	656,902	3.89	781,087	2.98	938,232	2.99
Certificates of deposits	3,846,023	4.73	3,723,086	4.50	3,450,450	3.94	3,135,556	3.79

Total retail deposits	4,977,044	4.26	4,904,934	4.06	4,845,568	3.41	4,704,468	3.27

Municipal deposits	1,988,616	5.40	1,448,077	5.16	1,353,633	4.30	1,621,740	3.81
Wholesale deposits	1,247,113	3.59	1,490,238	3.53	1,779,799	3.42	1,835,207	3.37

Total deposits	$8,212,773	4.43	$7,843,249	4.17	$7,979,000	3.56	$8,161,415	3.40

Asset Quality & Reserves
(in thousands)
(unaudited)

	Delinquencies at
	September 30, 2006		June 30, 2006		December 31, 2005		September 30, 2005
Days delinquent	($ ’000)	(%)	($ ’000)	(%)	($ ’000)	(%)	($ ’000)	(%)

30	$33,738	32.0	$28,703	30.5	$30,972	26.7	$28,287	26.9
60	16,150	15.3	15,253	16.2	20,456	17.7	25,247	24.0
90	54,743	52.0	49,530	52.7	61,816	53.3	47,397	45.1
Matured — Delinquent	721	0.7	497	0.5	2,650	2.3	4,221	4.0

Total	$105,352	100.0	$93,983	100.0	$115,894	100.0	$105,152	100.0

Investment loans	$8,924,181		$9,427,065		$10,576,470		$11,702,543

Delinquency % (90+ Days and Matured)	0.62%		0.53%		0.61%		0.44%

	Non-Performing Loans and Assets at
	September 30, 2006	June 30, 2006	Dec. 31, 2005	September 30, 2005

Non-Performing Loans	$55,464	$50,027	$64,466	$51,618
As a Percentage of Investment Loans	0.62%	0.53%	0.61%	0.44%
Non-Performing Assets	$158,832	$150,369	$146,967	$133,017
As a Percentage of Total Assets	1.05%	0.99%	0.97%	0.86%